As filed with the U.S. Securities and Exchange Commission on May 18, 2011

Registration No. 333-160032

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________

ENTERPRISE FINANCIAL SERVICES CORP
(Exact Name of Registrant as Specified in its Charter)

Delaware	43-1706529
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

____________________

150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
____________________

Frank H. Sanfilippo
Chief Financial Officer
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service for Registrant)
____________________

with copies to:
Phillip R. Stanton, Esq.
Greensfelder, Hemker & Gale, P.C.
10 South Broadway, Suite 2000
St. Louis, Missouri 63102
(314) 241-9090
____________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑   Registration No. 333-160032

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment hereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

     This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) of the Securities Act of 1933.

EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to Form S-3 Registration Statement (333-160032) of Enterprise Financial Services Corp (the “Registration Statement”) is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended, solely for purposes of adding certain exhibits not previously filed with respect to such Registration Statement. Accordingly, this Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note and Item 16 of Part II as set forth below. This Post-Effective Amendment No. 1 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 16. Exhibits

     See the Exhibit Index immediately following the signature page of this prospectus, which is hereby incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Missouri, on May 18, 2011.

ENTERPRISE FINANCIAL SERVICES CORP

By:	/s/ Frank H. Sanfilippo
Frank H. Sanfilippo
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Peter F. Benoist	Chief Executive Officer and Director	May 18, 2011
Peter F. Benoist

*	Chairman of the Board and Director	May 18, 2011
James J. Murphy

*	Director	May 18, 2011
William H. Downey

*	Director	May 18, 2011
Robert E. Guest, Jr.

*	Director	May 18, 2011
Lewis A. Levey

*	Director	May 18, 2011
Birch M. Mullins

*	Director	May 18, 2011
Sandra A. Van Trease

*	Director	May 18, 2011
Michael A. DeCola

*	Director	May 18, 2011
Brenda D. Newberry

* By:	/s/ Frank H. Sanfilippo
Frank H. Sanfilippo
Attorney-in-fact

We, the undersigned directors of Enterprise Financial Services Corp (the “Corporation”) and each of us, do hereby constitute and appoint Peter F. Benoist and Frank H. Sanfilippo, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacity as directors and to execute any and all instruments for us and in our names in the capacity indicated below, which said attorneys or agents, or either of them, may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and amendments (including post-effective amendments filed pursuant to Rule 462) in connection with the Registration Statement (Registration No. 333-160032), including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacity indicated below, any and all amendments (including post-effective amendments filed pursuant to Rule 462) to such Registration Statement (Registration No. 333-160032); and we do hereby ratify and conform all that the said attorneys and agents, or their substitute or substitutes, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ John S. Eulich	Director	May 18, 2011
John S. Eulich

/s/ John M. Tracy	Director	May 18, 2011
John M. Tracy

EXHIBIT INDEX

Exhibit
No.	Description
5.1	Opinion of Greensfelder, Hemker & Gale, P.C.

23.2	Consent of Greensfelder, Hemker & Gale, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to the Registration Statement on Form S-3 of the Registrant, File No. 333-160032).

24.2	Power of Attorney (for Directors Eulich and Tracy, included on the signature page to the Registration Statement)